EXHIBIT 10.2




                                         May 4, 2001

Howard S. Cohen
Chief Executive Officer
GTECH Corporation
55 Technology Way
West Greenwich, Rhode Island 02817

          Re: Amendment to Employment Agreement

Dear Howard,

I am writing to confirm that your employment agreement, effective as of March 12, 2001, has been amended, with the express approval of the GTECH Holdings Corporation Board of Directors, as follows: The relocation benefits provided for in Section 1 of Appendix B have been revised to provide that you will receive a total of 6 points on the purchase price of your house (with the difference between said amount and the amount actually paid to the mortgage company, if any, paid to you directly from the relocation agent) in conjunction with your relocation. In accordance with the relocation policy, this payment of points shall be grossed-up for all federal and state taxes by GTECH.

Please let me know if you require further information. If you agree with this amendment, kindly please execute and return to me the original of this letter.

Sincerely,

/s/  Marc A. Crisafulli
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Marc A. Crisafulli
Senior Vice President and General Counsel

Accepted and Agreed:



/s/ Howard S. Cohen
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Howard S. Cohen